Exhibit (n)(4)

Deloitte & Touche LLP

Two World Financial Center
New York, NY 10281
USA

Tel: +1 212 436 6000
Fax:
www.deloitte.com

July 9, 2012

New Mountain Finance Holdings, L.L.C.

New Mountain Finance Corporation

New Mountain Finance AIV Holdings Corporation

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of New Mountain Finance Holdings, L.L.C. as of March 31, 2012 and for the three-month periods ended March 31, 2012 and 2011, and of New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation as of March 31, 2012 and for the three months ended March 31, 2012 and have issued our reports dated May 8, 2012. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP